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EXHIBIT 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 1st day of January, 2003 (the "Effective Date"), by and between Click Commerce, Inc., a Delaware corporation (the "Corporation") and Michael W. Ferro, Jr., an individual residing in the State of Illinois (the "Executive").

RECITALS

        WHEREAS, the Executive and the Corporation previously entered into an Employment Agreement dated June 17, 1999 (the "Prior Employment Agreement"); and

        WHEREAS, the Corporation and the Executive desire to amend and restate the Prior Agreement in its entirety by substituting for all terms thereof the terms set forth herein;

AGREEMENT

        NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Employment.    The Corporation hereby agrees to employ the Executive, and the Executive hereby accepts such employment, as the Chairman of the Board and Chief Executive Officer of the Corporation.

        2.    Term.    The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2005; provided however that this Agreement shall automatically be extended for an additional one-year period on each anniversary of the Effective Date unless either party hereto provides at least sixty (60) days written prior notice of termination to the other party (the "Term"). Notwithstanding the foregoing, the Term shall terminate upon the first to occur of any of the terminations described in Section 11(a) through (e) hereof.

        3.    Duties.

        (a)  The Executive shall have such duties and responsibilities as may be as determined by the Board of Directors of the Corporation in accordance with the Amended and Restated By-Laws of the Corporation in effect from time to time, provided that such duties shall at all times be consistent with the duties normally performed by the Chairman and Chief Executive Officer of companies engaged in businesses similar to the Business of the Corporation. For purposes of this Agreement, the "Business" of the Corporation shall mean providing business-to-business electronic commerce extranet software and services to Global 1000 companies. The Executive agrees to devote a substantial portion of his business time, attention and energies to the diligent performance of his duties hereunder and will not, during the Term hereof, engage in, accept employment from, or provide services to any other person, firm, corporation, governmental agency or other entity that engages in, any activities which, in the opinion of the Board of Directors, would materially conflict with or detract from the Executive's reasonable performance of such duties; provided, however, that nothing herein shall restrict the Executive from providing services of any nature to WarrantyCheck.com, Inc. ("WarrantyCheck") and its successors and assigns, or acting in any capacity, including without limitation, as Chairman, Chief Executive Officer and President with respect to WarrantyCheck; provided, further, that if such involvement regularly exceeds ten (10) business hours per week, the procedures set forth in Section 3(b) may be instituted by a majority of the disinterested members of the Corporation's Board of Directors (the "Disinterested Directors"); and provided, further, that the Executive shall be permitted hereunder (i) to serve on the board of directors of any other corporation or trade associations with the consent of the Corporation's Board of Directors, (ii) to engage in any charitable activities and community affairs, and (iii) to participate in or assist with the creation or management of any other start-up, developmental or new venture or business (a "New Venture") that does not compete with the Business of the Corporation as a non-employee director, provided that with respect to such New Venture, the Executive receives the prior consent of the Disinterested Directors in connection therewith and such participation or assistance with such New Ventures does not, individually or in the aggregate, materially interfere with the Executive's performance of his obligations and duties hereunder; provided, however, that no consent of the Corporation's Board of Directors or of the Disinterested Directors shall be required in connection with a passive investment in a business that does not compete with the Business of the Corporation.

        (b)  If the Executive's involvement in WarrantyCheck regularly exceeds ten (10) business hours per week and the Disinterested Directors reasonably believe that such involvement materially interferes with the Executive's performance of his obligations and duties hereunder to the Corporation, the Disinterested Directors shall provide written notice of such belief to the Executive. Promptly after receipt of such notice, the Executive and the Disinterested Directors shall meet to discuss the Executive's involvement with WarrantyCheck. If, after such discussion, such members of the Board determine, in their sole discretion, that Executive's involvement in WarrantyCheck materially interferes with Executive's performance of his obligations and duties hereunder, then the Executive shall decide either to (i) resign as CEO and/or President (but not Chairman) of WarrantyCheck and otherwise reduce his involvement with WarrantyCheck to a level that is satisfactory to the Disinterested Directors or (ii) resign as CEO (but not Chairman) of the Corporation. Upon such a decision, the Executive and the Disinterested Directors shall mutually agree to an appropriate transition plan and schedule to promptly effect such decision, which shall, to the extent possible, minimize the adverse impact thereof on the affected business.

        (c)  If the Executive resigns under Section 3(b)(ii) above, this Agreement shall remain in full force and effect, except that (i) the Executive's Annual Salary (as defined below) shall be reduced by 75%, (ii) any unearned Annual Incentive Bonus (as defined below) shall be forfeited, and (iii) all Employee Benefits and Additional Benefits provided under Section 5 shall be eliminated, reduced or modified so that thereafter they are no greater than the benefits generally provided to the other non-employee directors of the Corporation.

        4.    Compensation.

        (a)    Base Salary.    During the Term of this Agreement, the Executive shall receive compensation at the annual rate of $300,000.00, payable in equal monthly installments or as otherwise agreed to by the parties. The annual amount of salary payments to the Executive during the Term of this Agreement, as it may be increased from time to time, shall be referred to herein as the "Annual Salary." During the Term, Executive's Annual Salary shall be reviewed for possible increase at least annually. Any increase in the Annual Salary shall not limit or reduce any other obligation of the Corporation under this Agreement. The Annual Salary shall not be reduced after any such increase, and the term "Annual Salary" shall thereafter refer to the Annual Salary as so increased.

        (b)    Annual Incentive Bonus.    During the Term of this Agreement, the Executive shall participate in an annual bonus program providing the Executive with the opportunity to earn an annual cash bonus equal to up to 100% of the Executive's Annual Salary (the "Annual Incentive Bonus"). The Annual Incentive Bonus shall be based upon the achievement of specified strategic, financial and organizational objectives to be established by the Board of Directors ("Annual Incentive Bonus Objectives"). Except as provided in Section 11 to the contrary, any Annual Incentive Bonus earned by the Executive shall become payable in accordance with the terms of the Annual Incentive Bonus program notwithstanding the subsequent termination of the Executive's employment with the Corporation.

        5.    Benefits.

        (a)    Standard Benefits.    During the Term of this Agreement, the Corporation agrees to provide to the Executive such benefits as are provided generally to other senior executive officers of the Corporation, including, without limitation, any health, disability, dental, severance benefits, insurance, defined contribution plan, deferred compensation, profit-sharing, pension, or other employee benefit policies, programs (including child day-care) or plans which the Corporation offers generally to senior executives (collectively, the "Employee Benefits"). Executive shall be entitled to four (4) weeks of vacation during each twelve (12) month period hereunder, and the Executive may accrue or carryover any unused vacation from any calendar year to any following calendar year. Executive also shall be entitled to participate in other compensation programs that the Corporation may make available to other senior executive officers from time to time, and nothing herein shall restrict or otherwise prevent the Executive from participating in any stock option or other equity-based compensation plan of the Corporation, including as contemplated by Section 5(b)(v) below.

        (b)    Additional Benefits.    In addition to the foregoing, during the Term of this Agreement, the Executive, as the Chief Executive Officer, shall be entitled to the following additional benefits not generally available to senior executive officers of the Corporation (the "Additional Benefits"):

  (i)
  {Intentionally Omitted}

  (ii)
  Club Memberships.    To facilitate the Executive's extensive marketing, entertainment and client relations duties, the Corporation shall maintain, and pay all dues, assessments and initiation fees related to, one (1) membership in two (2) business clubs to be chosen by Executive, provided that such business clubs must be located within the Chicago metropolitan area.

  (iii)
  Automobile Allowance.    The Corporation shall also maintain an appropriate automobile used by the Executive in connection with various business responsibilities. The Corporation shall pay all expenses of operating the automobile, including gas, oil, liability and casualty coverage, repairs and maintenance. The Executive shall maintain appropriate records of usage. Alternatively, at the Executive's election, the Company shall provide Executive with a monthly payment of not less than $1,500 per month as an automobile allowance. Executive agrees that, if so elected, the automobile allowance under this Section 5(b)(iii) shall be in lieu of Executive's participation in any other plans or programs maintained by the Corporation relating to the use of an automobile.

  (iv)
  Insurance.    In lieu of an individual program, the Corporation shall pay the Executive additional annual cash compensation equal to the premiums paid by Executive on (i) a term life insurance policy of the Executive's choice in the face amount of $2,000,000 and (ii) a long-term disability insurance policy which shall pay to the Executive at least 60% of his annual compensation. The payments under this Section 5(b)(iv) shall be in addition to, and not in lieu of, any group policies provided by the Corporation to its senior executive officers.

  (v)
  Stock Options.    Promptly after the execution of this Agreement, the Executive shall be a granted stock options to purchase 400,000 shares of the Corporation's common stock. Such options shall have such terms and conditions (including exercise prices, term of exercise, tax characterizations, vesting provisions and other terms) as are set forth in a separate written stock option agreement to be entered into between the Corporation and the Executive.

  (vi)
  Reimbursement of Legal, Accounting and Tax Preparation Fees.    The Corporation will reimburse Executive for Executive's personal legal, accounting and tax preparation fees expenses up to an aggregate amount of $10,000.00 per calendar year.

  (viii)
  Office and Administrative Support.    During the Term, the Corporation shall continue to lease (or sublease) space on the 52nd floor of 200 East Randolph (Executive's current office space) or provide Executive with a comparable furnished office space in Chicago, including conference room and bathroom facilities, and a private secretary (or, upon termination of Executive's employment, $100,000 annually for administrative support).

        6.    Expenses.    During the Term of this Agreement, the Executive shall be reimbursed by the Corporation for all reasonable, ordinary and necessary out-of-pocket expenses for travel, lodging, meals, entertainment expenses, or any other similar expenses incurred by the Executive in performing services for the Corporation. The Executive shall use his reasonable best efforts to substantiate and document such expenditures as required by the Code.

        7.    Non-Disclosure of Confidential Information.

        (a)  The Executive will not during the Term of this Agreement, or for a period of five (5) years after termination of the Executive's employment under this Agreement, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, or for the benefit of any competitor of the Corporation, any Confidential Information (as hereinafter defined).

        (b)  For the purposes of this Agreement, the term "Confidential Information" shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models or manuals of the Corporation or which are licensed by the Corporation or written lists of actual or potential customers or suppliers of the Corporation, and any information regarding the Corporation's marketing, sales or dealer network, which is not available to the public through legitimate origins. The Corporation and the Executive acknowledge and agree that such Confidential Information is extremely valuable to the Corporation and shall be deemed to be a "trade secret." In the event that any part of the Confidential Information becomes available to the public (other than by the breach of this Agreement by the Executive), that part of the Confidential Information shall no longer be deemed Confidential Information for the purposes of this Agreement.

        (c)  Upon termination of the Executive's employment under this Agreement for any reason, the Executive will promptly deliver to the Corporation all drawings, blueprints, manuals, reports, programs, or any other documents, including all copies in any form or media that contain Confidential Information.

        (d)  Notwithstanding anything to the contrary in this Section 7, nothing shall restrict the Executive from disclosing Confidential Information which he determines in his reasonable judgment is reasonable or necessary in connection with the performance of his business activities on behalf of the Corporation.

        (e)  Notwithstanding anything to the contrary in this Section 7, the Corporation acknowledges and agrees that (i) the Executive has or will obtain, or will be exposed to, Confidential Information that is or will be retained in his unaided memory ("Residual Information") and (ii) the Executive may utilize his Residual Information in connection with his services to, and involvement with, WarrantyCheck, any New Venture or otherwise; provided, however, that nothing in this Section 7(e) shall (x) authorize any third party to infringe, use or claim a license under any patent, copyright or trademark of the Corporation, or (y) restrict the operation of Sections 8 and 9 hereof.

        8.    Covenant-Not-To-Compete.

        (a)  The Executive will not during the Term of this Agreement, or for a period of two (2) years after termination of the Executive's employment under this Agreement, in any form or manner, directly or indirectly, on his own behalf or in combination with others, become an employee, general partner, stockholder, officer, director, principal, agent, independent contractor or trustee (except as a holder of securities of a corporation whose securities are publicly-traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, and then only to the extent of owning not more than 2% of the issued and outstanding securities of such corporation), or provide services similar to those provided to the Corporation for any business that provides goods or services substantially similar to those provided as part of the Business of the Corporation or any business which renders implementation services or sells products that compete with the Business of the Corporation within North America, South America, Europe, Asia or Australia.

        (b)  Notwithstanding anything to the contrary in Section 8(a), nothing herein shall be construed to prevent or restrict in any way the Executive (i) from providing services to, or participating in any capacity in, WarrantyCheck, (ii) providing services to, or participating in any non-employee capacity in, any New Venture that has not been formed for the purpose of providing goods or services that would compete with the Business or (iii) becoming an indirect investor through a mutual, venture capital or other similar investment fund which is in the business of investing money, even if such entities shall invest in a business that competes with the Business.

        (c)  Notwithstanding the provisions of Section 8(b), if the Disinterested Directors reasonably believe that the business operations or affairs of the Corporation, WarrantyCheck or any New Venture have changed or evolved to the point that the Corporation has or will become in the near future in direct competition with either WarrantyCheck or any New Venture, and, as a result, a material, long-term conflict of interest would thereafter exist if the Executive should continue in both his role as Chairman of the Board and Chief Executive Officer of the Corporation and his then-current role with such competing business, the Disinterested Directors shall provide written notice of such belief to the Executive. Promptly after receipt of such notice, the Executive and the Disinterested Directors shall meet to discuss the actual or potential conflict of interest. If after such discussion, the Disinterested Directors determine, in their sole discretion, that a material conflict of interest can only be avoided by a change in the Executive's provision of services or participation in the Corporation or the competing business, then the Executive shall either (i) resign as an officer and director of, and otherwise terminate his active involvement with, the competing business, (ii) resign as an officer and director of the Corporation and, if the competing business is in or will be in direct competition with the Business and not solely in competition with new activities of the Corporation that are outside the scope of the Business, terminate his active involvement with the competing business, or (iii) reduce his activities on behalf of the competing business to a level, or modify such activities in such manner, that is satisfactory to the Disinterested Directors. Upon such a decision, the Executive and the Disinterested Directors shall mutually agree to an appropriate transition plan and schedule to promptly effect such decision, which shall, to the extent possible, minimize the adverse impact thereof on the affected business(es). A resignation under Section 8(c)(ii) shall be deemed to be a voluntary resignation by the Executive under Section 11(e).

        9.    Covenant Not to Solicit.

        (a)  Covenant Not to Solicit Employees.    During Executive's employment by the Corporation and for a period of two (2) years following termination or cessation of Executive's employment pursuant to this Agreement, Executive agrees and covenants that he will not employ, solicit or endeavor to entice away from the Corporation, any employees of the Corporation to work for or with Executive, or any competitor of the Business of the Corporation, nor will Executive otherwise attempt to interfere (to the Corporation's detriment) in the relationship between the Corporation and any such employees; provided, however, that nothing herein shall prevent or restrict the Executive from soliciting or contacting any employee of the Corporation for or on behalf of WarrantyCheck, provided further, however, that the Executive will not, and will not cause WarrantyCheck to, employ any Employee of the Corporation without the prior consent of the Disinterested Directors.

        (b)  Covenant Not to Solicit Customers.    During Executive's employment pursuant to this Agreement and for a period of two (2) years following termination or cessation of Executive's employment, Executive agrees and covenants that he will not solicit any Customers of the Corporation, for the purpose of competing with the Business of the Corporation. For purposes of this Agreement, a "Customer" of the Corporation shall mean and refer to (i) each person that has received services or purchased products from the Corporation during the last two (2) years of Executive's employment hereunder and (ii) each person or entity formally solicited by Executive on behalf of the Corporation to provide services or purchase products during the last two (2) years of Executive's employment hereunder. The parties hereto acknowledge and agree that the solicitation of Customers by the Executive on behalf of WarrantyCheck shall not be construed to constitute the solicitation "for the purpose of competing with the Business of the Corporation."

        10.    Equitable Remedies.    In the event that the Executive materially breaches the terms contained in Sections 7, 8 or 9 of this Agreement, said breach may result in immediate and irreparable harm to the business and goodwill of the Corporation, as to which damages and remedies at law for such breach may be inadequate. The Corporation shall therefore be entitled to apply for and may, upon proper demonstration, receive from any court of competent jurisdiction an injunction to restrain any violation of this Agreement and for such further relief as the court may deem just and proper.

        11.    Termination of Employment.

        (a)    Termination by Corporation of Executive for Cause.    The Corporation shall have the right to terminate the Executive's employment at any time for "Cause." For purposes hereof, "Cause" shall mean that the Executive has:

  (i)
  been convicted of, or pled nolo contendere to, a felony or crime involving moral turpitude; or

  (ii)
  committed a material act of personal dishonesty or fraud involving personal profit in connection with the Executive's employment by the Corporation; or

  (iii)
  committed a material breach of any material covenant, provision, term, condition, understanding or undertaking set forth in this Agreement, including, without limitation, the provisions contained in Sections 7, 8 and 9 hereof, which breach shall be continuing and shall not have been cured, if capable of being cured, within fifteen (15) days following written notice to the Executive of such breach.

If the Corporation shall terminate the Executive's employment pursuant to this Section 11(a), the Corporation shall be obligated to pay to the Executive, not later than thirty (30) days after the effective date of the termination, the sum of (i) any accrued but unpaid Annual Salary and vacation pay through the effective date of termination, (ii) any accrued but unpaid Annual Incentive Bonus relating to the calendar year prior to the year of termination, and (iii) the Employee Benefits and Additional Benefits payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive's employment is so terminated (the items listed in clauses (i) through (iii) being referred to herein as the "Termination Amount"). Thereafter, the Corporation shall have no further obligation whatsoever to the Executive under this Agreement.

        (b)    Termination by Corporation of Executive Because of Executive's Disability.    The Corporation shall have the right to terminate the Executive's employment if the Executive is rendered permanently unable to perform the duties assigned to him by the Corporation because of the Executive's disability due to injury or illness (as such terms may be defined under the applicable disability plan covering the Executive); provided, however, that in the event of such disability, the Executive will be deemed unable to perform such duties only if the Executive has been unable to perform such duties on a regular weekly basis for a total of six (6) months in any consecutive twelve (12) month period and, in the opinion of a competent medical advisor selected by the Corporation and consented to by Executive or by his legal or personal representative, it is unlikely that such disability will be reversed in the following 36 months ("Disability"). If the Corporation shall terminate the Executive's employment pursuant to this Section 11(b), the Corporation shall be obligated to (i) pay to the Executive, not later than thirty (30) days after the effective date of the termination, (x) the Termination Amount and (y) a full Annual Incentive Bonus for the calendar year of termination (regardless of whether such Bonus would have otherwise been earned for such year; such amount being referred to herein as the "Maximum Annual Bonus"), (ii) pay to the Executive twenty-four (24) months of severance, with each monthly payment equal to one-twelfth (1/12) of the sum of the Annual Salary and Maximum Annual Bonus in effect for the year of termination, payable in semi-monthly installments unless otherwise agreed to by the parties, with payments beginning on the fifteenth (15th) day of the calendar month after Executive's termination, and (iii) provide to the Executive the Employee Benefits to the extent that, and so long as, the Executive remains eligible to continue to participate in such Employee Benefits following the termination of Executive's employment pursuant to the terms and conditions of such policies, programs or plans and (iv) provide to the Executive the Additional Benefits for twenty-four (24) months following the termination of Executive's employment. Notwithstanding anything to the contrary in this Agreement, the Employer's obligations to make payments to the Executive, following the termination of the Executive's employment under this Agreement, shall be reduced by any amounts actually paid to the Executive pursuant to any group disability insurance payments received by the Executive pursuant to the Employee Benefits. This Section 11(b) shall be the sole method of termination of the Executive's employment hereunder with respect to any alleged breach under Section 11(a)(iii) that is directly or indirectly related to or caused by any disability, injury or illness of the Executive.

        (c)    Termination by Corporation as a Result of Executive's Death.    The obligations of the Corporation to the Executive under this Agreement (except as provided in this Section 11(c)) shall automatically terminate upon the Executive's death and the Corporation shall then be obligated to (i) pay to the Executive's estate or designated beneficiary, not later than thirty (30) days after the date of the Executive's death, (x) the Termination Amount and (y) the Maximum Annual Bonus for the calendar year of termination, (ii) pay to the Executive's estate or designated beneficiary twenty-four (24) months of severance, with each monthly payment equal to one-twelfth (1/12) of the sum of the Annual Salary and Maximum Annual Bonus in effect for the year of termination, payable in semi-monthly installments unless otherwise agreed to by the parties, with payments beginning on the fifteenth (15th) day of the calendar month after Executive's death and (iii) provide the Employee Benefits to the Executive's dependants pursuant to the terms and conditions of such policies, programs or plans for twenty-four (24) months.

        (d)    Termination of Executive for Any Other Reason.    The Corporation shall have the right to terminate the Executive's employment for any other reason other than for Cause, Disability or death upon thirty (30) days prior written notice to the Executive. In the event of a termination of the Executive's employment under this Section 11(d) or the expiration of the Term of this Agreement under Section 2 hereof, the Corporation shall be obligated to (i) pay to the Executive, not later than thirty (30) days after the effective date of the termination, the Termination Amount, (ii) pay to the Executive twenty-four (24) months of severance, with each monthly payment equal to one-twelfth (1/12) of the sum of the Annual Salary and Maximum Annual Bonus in effect for the year of termination, payable in semi-monthly installments unless otherwise agreed to by the parties, with payments beginning on the fifteenth (15th) day of the calendar month after Executive's termination, and (iii) provide to the Executive the Employee Benefits pursuant to the terms and conditions of such policies, programs or plans and the Additional Benefits for twenty-four (24) months; provided, however, that any severance or other benefits payable under this Section 11(d) shall terminate upon delivery of written notice to the Executive reasonably establishing the factual basis for the Corporation's claim of a material violation of the Executive's material covenants under Sections 7, 8 and 9 hereof.

        (e)    Termination by Executive.    The Executive may resign and terminate his employment by the Corporation for any reason whatsoever upon thirty (30) days prior written notice to the Corporation. Upon such a resignation, the Corporation shall be obligated to pay to the Executive, not later than thirty (30) days after the effective date of the resignation, the Termination Amount. In addition, in the event Executive terminates his employment for a "Good Reason," the Corporation shall also be obligated to (i) pay to the Executive, not later than thirty (30) days after the effective date of termination, the Maximum Annual Bonus for the calendar year of termination, (ii) pay to the Executive twenty-four (24) months of severance, with each monthly payment equal to one-twelfth (1/12) of the sum of the Annual Salary and Maximum Annual Bonus in effect for the year of termination, payable in semi-monthly installments unless otherwise agreed to by the parties, with payments beginning on the fifteenth (15th) day of the calendar month after Executive's termination, and (iii) provide to the Executive the Employee Benefits pursuant to the terms and conditions of such policies, programs or plans and the Additional Benefits for twenty-four (24) months. For purposes of this Agreement, a "Good Reason" means:

  (i)
  the assignment to the Executive of any duties inconsistent in any respect with Executive's position, including status, offices, titles and reporting relationships, authority, duties, or responsibilities as contemplated by this Agreement, or any other action by the Corporation which results in a significant diminution in such position, authority, duties, or responsibilities, excluding any isolated, immaterial, and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of a reasonable written notice thereof given by Executive; or

  (ii)
  any failure by the Corporation to provide compensation and benefits to the Executive as described in this Agreement, other than isolated, immaterial, and inadvertent failure not taken in bad faith and which is remedied by the Corporation promptly after receipt of a reasonable written notice thereof given by Executive; or

  (iii)
  receipt by the Executive of notice of non-renewal of the automatic evergreen feature of the Term; or

  (iv)
  the Executive being required to relocate to a principal place of employment more than thirty-five (35) miles from his current place of employment without his consent; or

  (vi)
  any other material breach by the Corporation of its obligations to Executive under this Agreement.

        (f)    Change in Control.    Simultaneous with the closing of a Change in Control (as defined below) of the Corporation, the Corporation shall pay to Executive a lump sum payment equal to the sum of (i) the Maximum Annual Bonus for the calendar year of termination, (ii) two (2) times the sum of the Executive's Annual Salary and Maximum Annual Bonus for the year of termination, and (iii) the aggregate cumulative value of the Employee Benefits pursuant to the terms and conditions of such policies, programs or plans and the Additional Benefits that the Corporation would have provided to the Executive for the following twenty-four (24) months. Notwithstanding anything to the contrary in this Section 11, upon the Executive's receipt of the lump sum required by the preceding sentence, the Executive shall thereafter be entitled only to the payment of the Termination Amount on the termination of his employment with the Company for any reason. For purposes of this Agreement, the term "Change in Control" shall have the same meaning as such term is defined in the Company's Stock Option and Stock Award Plan in effect as of April 15, 2003.

        (g)    Excise Taxes.    In the event that the Executive becomes entitled to the payments and benefits provided under this Section 11 and/or any other payments or benefits in connection with a Change in Control or termination of the Executive's employment with the Corporation (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a Change in Control or any person affiliated with the Corporation or such person) (collectively, the "Payments"), if any of the Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Corporation shall pay the Executive, at least 30 days prior to the time payment of any such Excise Tax is due, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax and any federal and state and local income tax imposed on the Gross-Up Payment, shall be equal to the Excise Tax imposed on the Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) the Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Corporation's independent auditors and acceptable to the Executive the Payments (in whole or in part) do not constitute parachute payments or excess parachute payments or are otherwise not subject to the Excise Tax, (B) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Payments or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (A) above), and (C) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Corporation's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, the Executive shall repay to the Corporation at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Corporation shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined. The Executive shall notify the Corporation of any audit or review by the Internal Revenue Service of the Executive's federal income tax return for the year in which a payment under this Agreement is made within ten (10) days of the Executive's receipt of notification of such audit or review. In addition, the Executive shall also notify the Corporation of the final resolution of such audit or review within ten (10) days of such resolution.

        12.    Entire Agreement.    This Agreement contains the entire agreement between the parties and shall not be modified except in writing by the parties hereto. Furthermore, the parties hereto specifically acknowledge and agree that this agreement supersedes all prior employment agreements between the Executive and the Corporation including, but not limited to, the Prior Employment Agreement.

        13.    Severability.    If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect.

        14.    Notices.    Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person, on the next business day after being delivered to a nationally-recognized overnight courier service (for such next-day delivery) or five (5) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the other party at its or his last known address. Notices to the Corporation shall be given to the Board of Directors at the Corporation's executive headquarters; notices to the Executive shall be given to him both at his home address and at any office he may have at the Corporation's executive headquarters; and a copy of all notices shall be sent to McDermott, Will & Emery, 227 W. Monroe Street, Chicago, IL 60606, attention: Mark A. Harris, facsimile number 312-984-7700. The address of any party may be changed by notice in writing to the other party duly served in accordance herewith.

        15.    Waiver.    The waiver by the Corporation or the Executive of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

        16.    {Intentionally Omitted}

        17.    Attorneys Fees.    The Corporation shall pay the fees and expenses of Executive's outside legal counsel, accountants, and other advisors in connection with the negotiation and review of this Agreement.

        18.    Changes in Location.    Subject to the definition of "Good Reason" contained in Section 11(e), if the Corporation relocates its executive headquarters, appropriate adjustments to the Executive's compensation, housing and commuting arrangements will be mutually agreed between the Executive and the Corporation.

        19.    Governing Law.    This Agreement and the enforcement hereof shall be governed and controlled in all respects by the internal laws, and not the laws of conflict, of the State of Illinois.

        20.    Assignment of Inventions.    As the founder of the Corporation, the Executive has developed or may develop in the future certain material of a proprietary nature, including, but not limited to, ideas, inventions, discoveries, improvements, developments, designs, methods, systems, computer programs, trade secrets or any other intellectual property whether or not patentable or copyrightable, specifically including, but not limited to, copyright and mask works, formulae, compositions, products, processes, apparatus, and new uses of existing materials or machines (hereafter collectively called "Inventions"). Executive agrees not to assert any rights to, and expressly assigns to the Corporation, as the Corporation's exclusive property, (a) all Inventions currently used by the Corporation as of the date of this Agreement and related to the Business as currently conducted in the manner now so used and

(b) all Inventions conceived by Executive, alone or with others during the Term of the Executive's employment under this Agreement to the extent that such Inventions are related to the Corporation's Business. To the fullest extent permitted by law, such Inventions will be deemed works made for hire. Executive agrees to assist the Corporation, at Corporation's expense, to obtain patents or copyrights on any protectable ideas and inventions, to obtain trademarks, to exploit other developments, and to execute all documents necessary to obtain such patents, trademarks, or other developments in the name of the Corporation.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CLICK COMMERCE, INC.		EXECUTIVE
By:	/s/ Michael W. Nelson Authorized Officer	/s/ Michael W. Ferro, Jr. Michael W. Ferro, Jr.

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  EXHIBIT 10.1